UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2022

CAMBRIDGE BANCORP

(Exact name of Registrant as Specified in Its Charter)

Massachusetts (State or Other Jurisdiction of Incorporation)	001-38184 (Commission File Number)	04-2777442 (IRS Employer Identification No.)

1336 Massachusetts Avenue Cambridge, Massachusetts		02138
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 876-5500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common Stock	CATC	NASDAQ
(Title of each class)	(Trading symbol)	(Name of each exchange on which registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2022, Cambridge Bancorp (the “Company”) and its wholly owned subsidiary, Cambridge Trust Company (the “Bank”), announced the retirement of Martin Millane, Executive Vice President and Chief Lending Officer, expected to occur in February of 2023. In connection with Mr. Millane's upcoming retirement, effective as of January 1, 2023, the Company has promoted Steven J. Mead, who will become the Company’s Chief Commercial Banking Officer and Peter Halberstadt, who will become the Company’s Chief Credit Officer. Mr. Mead is currently a Senior Vice President of the Bank and leads our commercial lending teams in both Massachusetts and New Hampshire focusing on commercial real estate, multifamily and commercial and industrial lending. Mr. Mead joined the Bank in 2012. Mr. Halberstadt is currently a Senior Vice President of the Bank and leads the Credit Risk function for the Bank, focusing on credit underwriting and ongoing monitoring, credit stress testing and the allowance for credit loss methodology. Mr. Halberstadt has been with the Bank since 2004, having joined from Century Bank where he previously worked in a similar capacity with Mr. Millane. Mr. Millane has served in his current position since 2004 and will continue to work with Mr. Mead and Mr. Halberstadt to transition his responsibilities until his retirement. Additional details are included in the Company’s press release announcing Mr. Millane’s retirement and the related changes to the Company’s and Bank’s executive leadership team, which is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Additionally, on December 9, 2022, the Company and the Bank entered into a Transition Agreement and General Release (the “Transition Agreement”) with Thomas J. Fontaine, the Executive Vice President and Chief Banking Officer of the Company and the Bank. Mr. Fontaine was previously the Chief Executive Officer of Wellesley Bancorp and joined the Company and the Bank upon the Company’s merger with Wellesley Bancorp in 2020. Following the successful completion of Mr. Fontaine’s work associated with the combined entities’ integration efforts, he has decided to resign. The Company and the Bank thank Mr. Fontaine and wish him well in his future endeavors. Pursuant to the terms of the Transition Agreement, Mr. Fontaine will resign as Executive Vice President and Chief Banking Officer of the Company and the Bank and will resign as a member of their Boards of Directors effective as of December 31, 2022 (the “Transition Date”). As consideration for entering into the Transition Agreement, which includes a customary general release of claims against the Company and the Bank from Mr. Fontaine, the Bank will continue to pay Mr. Fontaine his base salary, subject to applicable withholdings, for one year following the Transition Date, payable on the Bank’s regularly scheduled payroll dates. Mr. Fontaine's resignation was not the result of any disagreement with the Company or the Bank on any matter related to the operations, policies or practices of the Company or the Bank.

The Company will file a copy of the Transition Agreement as an exhibit to its Annual Report on Form 10-K for the fiscal year ending December 31, 2022.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

The exhibits required by this item are set forth on the Exhibit Index

Exhibit Index

Exhibit Number	Description
99.1*	Press release dated December 13, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMBRIDGE BANCORP
December 13, 2022
	By	/s/ Michael F. Carotenuto
Michael F. Carotenuto
Chief Financial Officer, Executive Vice President (Principal Financial Officer and Principal Accounting Officer)